MEMBERS MUTUAL FUNDS
FIRST AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT effective as of July 1, 2011, to the Custody Agreement, dated as of November 1, 2009, (the “Custody Agreement”), is entered into by and between MEMBERS Mutual Funds, a Delaware business trust (the “Trust”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend fees of the Custody Agreement and to amend the length of the Custody Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Article XIII, Sections 13.01 Effective Period, 13.02 Termination and 13.03 Early Termination, shall be superseded and replaced with the following:

13.01 Effective Period This Agreement shall become effective as of July 1, 2011 and will continue in effect for a period of three (3) years.

13.02 Termination.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

13.2 Early Termination.  In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the three year term, the Trust agrees to pay the following fees:

a) All monthly fees through the life of the Agreement;
b) All fees associated with converting services to a successor service provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and
d) All out-of-pocket costs associated with a-c above

The foregoing early termination fees shall not apply in the event the Trust determines to merge its separate series with and into another Trust or the Trust determines to liquidate its separate series.

Exhibit D, the fee schedule of the Agreement, is hereby superseded and replaced with the Amended Exhibit D fee schedule attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custody Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MEMBERS MUTUAL FUNDS                                                                 U.S. BANK, N.A.

By: (signature)                                              By: (signature)

Printed Name: Greg Hoppe                            Printed Name:  Michael R. McVoy

Title:  Treasurer                                                                           Title: Vice President

11/2011

Amended Exhibit D to the Custody Agreement – Members Mutual Funds
DOMESTIC CUSTODY SERVICES - fees MADISON MOSAIC FUNDS, MEMBERS MUTUAL FUNDS, MADISON STRATEGIC SECTOR PREMIUM FUNDS, ULTRA SERIES FUNDS EFFECTIVE July 1, 2011
Annual Fee Based Upon Market Value per account (fund):
       .75   basis points
Minimum annual fee of $6,000 per fund applies to:
        Madison Strategic Sector Premium Funds
        Ultra Series Funds
        MEMBERS Mutual Funds
Portfolio Transaction Fees
$  5.00 per disbursement (Fund expenses only)
$  7.00 per US Bank repurchase agreement transaction
$10.00 per book entry security (depository or Federal Reserve system) and $7.00 non-US Bank repurchase  agrmt
$25.00 per portfolio transaction processed through our New York custodian definitive security (physical)
$  8.00 per principal paydown
$15.00 per option/future contract written, exercised or expired
$100.00 per Cedel/Euroclear transaction
$15.00 per mutual fund trade
$15.00 per Fed Wire
$  6.00 per short sale
$150.00 per segregated account per year
$40.00 for each GNMA/Amortized Security Purchase
All portfolio transaction fees noted above will be waived.
 A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
• No charge for the initial conversion free receipt.
• Overdrafts – charged to the account at prime interest rate plus 2.
• Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Earnings Credits
On a monthly basis any earnings credits generated from un-invested custody balances will be applied against any cash management service fees generated.  Earnings credits are based on the average yield on the 91 day U.S. Treasury Bill for the preceding thirteen weeks less the 10% reserve.

CCO Support Services - $1.200 per year for the Madison Mosaic Funds

*Subject to annual CPI increase, Milwaukee MSA.  Waived
Fees are billed monthly.

11/2011